Exhibit 1A-11

illP Wegner CPAs Consent of Independent Auditors 4 61444(680u. Beyond the numbers.TM We consent to the use in this Offering Statement on Form 1-A of East Bay Permanent Real Estate Cooperative, Inc. of our report dated April 3, 2020, relating to the financial statements of East Bay Permanent Real Estate Cooperative, Inc. as of December 31, 2018, and for the year then ended; and our report dated January 31, 2020, relating to the financial statements of East Bay Permanent Real Estate Cooperative, Inc. as of December 31, 2019, and for the year then ended; and to the reference of our firm under the heading "Experts" in the Offering Circular, which is part of this Offering Statement. Madison, Wisconsin June 18, 2020